Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

cbtx, inc.

Entity Information

The name of the filing entity is CBTX, Inc. (the “Corporation”). The Corporation is a for-profit corporation. The file number issued to the Corporation by the Secretary of State is 800765321. The date of formation of the Corporation was January 26, 2007.

Statement of Approval

Each new amendment has been made in accordance with the Texas Business Organizations Code (the “TBOC”) and the governing documents of the Corporation. Each new amendment has been approved in the manner required by the TBOC and the governing documents of the Corporation.

Required Statements

The Second Amended and Restated Certificate of Formation, which is attached hereto as Exhibit A, accurately states the text of the First Amended and Restated Certificate of Formation being restated and each amendment to the First Amended and Restated Certificate of Formation that is in effect, as further amended by the Second Amended and Restated Certificate of Formation. The attached Second Amended and Restated Certificate of Formation does not contain any other change to the First Amended and Restated Certificate of Formation.

Effectiveness of Filing

This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is 12:01 a.m., Central Time, on October 1, 2022.

[Signature Page Follows]

[Signature Page to Second Amended and Restated Certificate of Formation]

Execution

The undersigned affirms that the person designated as registered agent in the Second Amended and Restated Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Dated September 30, 2022.

CBTX, INC.

By:	/s/ Robert R. Franklin, Jr.
Robert R. Franklin, Jr.
Chairman, President and Chief Executive Officer

SECOND AMENDED AND RESTATED CERTIFICATE
OF FORMATION OF STELLAR BANCORP, Inc.

Article I
Name

The name of the corporation is Stellar Bancorp, Inc. (the “Corporation”). The Corporation is a for-profit corporation. The file number issued to the Corporation by the Secretary of State is 800765321. The date of formation of the Corporation was January 26, 2007.

Article II
Registered Agent

The address of the registered office of the Corporation is c/o Capitol Corporate Services, Inc., 1501 S. MoPac Expressway, Suite 220, Austin, Texas 78746, and the name of its registered agent at such address is Capitol Corporate Services, Inc.

Article III
Purpose and Duration

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code, as such may be amended from time to time (the “TBOC”).

Article IV
Capital Stock

A.	Authorized Shares. The Corporation is authorized to issue two classes of shares designated “Common” and “Preferred.” The aggregate number of shares of all classes which the Corporation is authorized to issue is 150,000,000, consisting of (i) 140,000,000 Common shares, having a par value of $0.01 per share (“Common Shares”), and (ii) 10,000,000 Preferred shares, having a par value of $0.01 per share (“Preferred Shares”).

B.	Preferred. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued Preferred Shares, for the issuance of one or more series of Preferred Shares. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon, including, but not limited to, determination of any of the following:

1.	the designation of such series, and the number of shares to constitute such series;

2.	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

3.	the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

4.	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;

5.	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

6.	whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

7.	whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

8.	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Shares or shares of stock of any other class or any other series of this class;

9.	the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

10.	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The relative rights and preferences of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Shares at any time outstanding; provided, that all shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series. Any of the designations, preferences, limitations, or relative rights, including the voting rights, of any series of shares may be dependent upon facts ascertainable outside the Certificate of Formation, provided that the manner in which such facts operate upon the designations, preferences, and relative rights, including the voting rights, of such series of shares is clearly set forth in the Certificate of Formation. The Board of Directors may increase the number of Preferred Shares designated for any existing series by a resolution adding to such series authorized and unissued Preferred Shares not designated for any other series. The Board of Directors may decrease the number of Preferred Shares designated for any existing series by a resolution subtracting from such series unissued Preferred Shares designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated Preferred Shares.

C.	Voting and Dividends. Each holder of Common Shares shall be entitled to one vote for each Common Share held of record on all matters on which shareholders generally are entitled to vote. Subject to applicable law and the rights of the Preferred Shares and any other class or series of stock having a preference as to dividends over the Common Shares then outstanding, dividends may be paid on the Common Shares out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Subject to applicable law, upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Shares and any other class or series of stock having a preference over the Common Shares then outstanding have been paid or declared and set apart for payment, the holders of the Common Shares shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares held by them, respectively.

D.	No Cumulative Voting. The right to accumulate votes in the election of directors or cumulative voting by any shareholder is hereby expressly denied.

E.	No Preemptive Rights. No shareholder of this Corporation shall, by reason of his holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized (or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder), other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

Article V
Written Consent of Shareholders

Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the action that is the subject of the consent.

Article VI
Directors

A.	Powers. The property, business and affairs of the Corporation and all corporate powers shall be managed by the Board of Directors, subject to any limitation imposed by statute, the Certificate of Formation or the Bylaws.

B.	Number of Directors. The number of directors shall be fixed and determined from time to time by resolution of the Board of Directors at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent director. Directors need not be residents of the State of Texas. The number of directors currently constituting the Board of Directors is fourteen.

C.	Classes of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

D.	Term of Offices. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each director initially elected to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of shareholders following the effectiveness of this provision; each director initially elected to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of shareholders following the effectiveness of this provision; and each director initially elected to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

The initial division of the Board of Directors following the effectiveness of this provision shall be as follows:

The Class I directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2023:

Name	Address
William E. Wilson Jr.	9 Greenway Plaza, Suite 110 Houston, Texas 77046
John Beckworth	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Joseph B. Swinbank	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Fred S. Robertson	9 Greenway Plaza, Suite 110 Houston, Texas 77046

The Class II directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2024:

Name	Address
John E. Williams	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Jon-Al Duplantier	9 Greenway Plaza, Suite 110 Houston, Texas 77046
William S. Nichols, III	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Joe E. Penland, Sr.	9 Greenway Plaza, Suite 110 Houston, Texas 77046
George Martinez	9 Greenway Plaza, Suite 110 Houston, Texas 77046

The Class III directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2025:

Name	Address
Steven F. Retzloff	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Robert R. Franklin, Jr.	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Reagan A. Reaud	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Frances H. Jeter	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Michael A. Havard	9 Greenway Plaza, Suite 110 Houston, Texas 77046

E.	Resignation. A director may resign at any time on written notice to the Board of Directors or to the Chairman of the Board. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date.

F.	Election of Directors. Directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

Article VII
Special Meetings

Special meetings of the shareholders for any purpose or purposes may be called by (A) the Chairman of the Board or (B) a majority of the entire Board of Directors. In addition, a special meeting of the shareholders shall be called at the request in writing of shareholders owning 50% or more of the issued and outstanding shares of the Corporation entitled to vote at such meeting by the Chairman of the Board or the Secretary. Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Notwithstanding anything set forth in the Certificate of Formation to the contrary, at a special meeting requested by the shareholders of the Corporation, only the Corporation and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.

Article VIII
Amendment of Bylaws

The Board of Directors of the Corporation may alter, amend, or repeal the bylaws of the Corporation or may adopt new bylaws. The shareholders of the Corporation shall not have the power to alter, amend, or repeal the bylaws of the Corporation or adopt new bylaws.

Article IX
Liabilities of Directors

No director of the Corporation will have any liability to the Corporation or its shareholders for monetary damages for any act or omission by the director in the director’s capacity as a director of the Corporation, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:

A.	a breach of the director’s duty of loyalty to the Corporation or its shareholders;

B.	an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of law;

C.	a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

D.	an act or omission for which the liability of the director is expressly provided for by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

Article X
Indemnification

A.	Right to Indemnification. The Corporation shall indemnify and hold harmless, to the greatest extent permitted by applicable law, any director or officer of the Corporation, any former director or officer of the Corporation, or any current or former delegate of the Corporation who was, is, or is threatened to be made a respondent in any proceeding because the person is or was a director, officer or delegate of the Corporation from and against all expenses actually incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, or delegate of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall be a contract right. The right to indemnification conferred by this Article shall, to the extent permitted by the TBOC, include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers, and delegates. The terms “delegate,” “expenses,” and “enterprise” shall have the meaning given to them in the Section 8.001 of the TBOC, or any successor provision thereto. Nothing in this Article shall be construed as a limitation on any rights of the Corporation to indemnify or insure any person that is otherwise permitted by applicable law.

B.	Insurance. The Corporation may, in its discretion, purchase or procure or establish and maintain insurance or another arrangement to indemnify and hold harmless an existing or former director, delegate, officer, employee, or agent against any liability: asserted against and incurred by the person in that capacity, or arising out of the person’s status in that capacity.

C.	Non-Exclusivity. The power to indemnify or obtain insurance provided in this Article shall be cumulative and non-exclusive of any other power of the Board of Directors, the Corporation, or any rights to which such a person or entity may be entitled by law, the Certificate of Formation, the bylaws of the Corporation, contract, other agreement, vote, or otherwise. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any right of a person to indemnification by the Corporation existing at the time of such repeal or modification.

D.	Validity. Notwithstanding any provision of this Article to the contrary, all indemnification payments must be consistent with the requirements of Section 18(k) of the Federal Deposit Insurance Act and the implementing regulations thereunder. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.